 SCHEDULE 14C INFORMATION

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NEUBERGER BERMAN EQUITY FUNDS
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Neuberger Berman Equity Funds
Neuberger Berman Greater China Equity Fund

1290 Avenue of the Americas
New York, New York 10104
 800-877-9700
INFORMATION STATEMENT DATED JULY 19, 2017
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
 ARE REQUESTED NOT TO SEND US A PROXY
IMPORTANT NOTICE REGARDING THE
 AVAILABILITY OF THE INFORMATION STATEMENT
The Information Statement is available at www.nb.com.
The purpose of this Information Statement is to provide you with information about a new subadviser for Neuberger Berman Greater China Equity Fund (the “Fund”), a series of Neuberger Berman Equity Funds (“Trust”).  The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the address shown above, by calling 1-800-877-9700, or by visiting www.nb.com.  This Information Statement is being mailed on or about July 19, 2017 to shareholders of record as of June 30, 2017.
BACKGROUND
As previously announced, the Neuberger Berman Greater China Investment Team (“GCI Team”), which includes Frank Yao and Lihui Tang, the portfolio managers to the Fund, established an independent business (the “Transaction”), Green Court Capital Management Limited (“Green Court”).  As part of the Transaction, all of the GCI Team’s investment professionals, comprising portfolio managers Frank Yao and Lihui Tang, its research analysts and traders moved over to Green Court from Neuberger Berman Asia Limited, the Fund’s prior subadviser.  Neuberger Berman Investment Advisers LLC (“NBIA”), the Fund’s investment manager, believed it would be in the Fund’s best interest to ensure continuity of management for the Fund and retain Green Court as a new subadviser to the Fund.  There was no change to the GCI Team’s investment philosophy and process, including that used for the management of the Fund.  The Transaction closed on April 28, 2017 and NBIA entered into a new subadvisory agreement with Green Court (“Sub-Advisory Agreement”) that became effective on that date.
Neuberger Berman Group LLC (“NBG”), the parent company to NBIA, retains an ongoing passive minority ownership stake in Green Court.  Other than NBG, all equity in Green Court is owned by the GCI Team’s professionals.

NBIA, located at 1290 Avenue of the Americas, New York, NY 10104, is the Fund’s investment manager and administrator. Neuberger Berman BD LLC, located at the same address as NBIA, is the Fund’s distributor and principal underwriter.  NBIA is responsible for choosing the Fund’s investments and handling its day-to-day business, including oversight of the investment activities of Green Court.
NBIA and the Fund have obtained an exemptive order from the Securities and Exchange Commission (“SEC”) that permits NBIA to engage an unaffiliated subadviser, and to enter into and materially amend existing or future sub-advisory agreements with an unaffiliated subadviser, upon the approval of the Trust’s Board of Trustees, without obtaining shareholder approval. Accordingly, NBIA is able, subject to Board approval, to appoint and replace the Fund’s subadviser and to amend sub-advisory agreements without obtaining shareholder approval.
At its meetings held on March 29-30, 2017, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust or NBIA (“Independent Trustees”), considered and unanimously approved the proposal to appoint Green Court as the Fund’s subadviser.
For investment management services, the Fund pays NBIA a management fee.  The appointment of Green Court will not result in a change to the management fee paid by the Fund.
The following table shows the management fee paid to NBIA during the fiscal period ended August 31, 2016.
Management Fee Paid to NBIA	Management Fees Paid to NBIA as a % of Average Net Assets of the Fund
$1,128,120	0.550%

INFORMATION REGARDING GREEN COURT
The following provides additional information about Green Court.
Green Court Capital Management Limited
General
Green Court, located at Suites 2007-2009 20/F Jardine House, 1 Connaught Place, Central, Hong Kong, manages the assets of the Fund. Green Court is a registered investment adviser providing asset management services since 2017. As of May 31, 2017, Green Court managed approximately $4.45 billion in total assets.
Directors and Executive Officers
The following are directors and/or executive officers of Green Court. The address of each is Suites 2007-2009 20/F Jardine House, 1 Connaught Place, Central, Hong Kong.
Name	Position
Yulin (Frank) Yao Terry Stothard	Director Chief Compliance Officer

No officer or Trustee of the Trust is an officer, employee, director, or shareholder of Green Court.
Comparable Funds
Green Court does not manage any other registered investment companies in accordance with a similar investment strategy.
Compensation
Under the Sub-Advisory Agreement by and between Green Court and NBIA, NBIA is responsible for all fees payable to the Green Court for its services as a subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the Sub-Advisory Agreement does not affect the management fees paid by the Fund or its shareholders.
Information Regarding the Sub-Advisory Agreement
The Fund’s investment objective, investment strategies, and risks did not change as a result of the Sub-Advisory Agreement. Pursuant to the Sub-Advisory Agreement, the subadviser has been delegated responsibility for the day-to-day management of the assets of the Fund allocated to Green Court. The Sub-Advisory Agreement provides in substance that the Green Court will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund’s assets allocated it.  The Sub-Advisory Agreement permits Green Court to effect securities transactions on behalf of the Fund through associated persons of Green Court.  The Sub-Advisory Agreement also specifically permits Green Court to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.
The Sub-Advisory Agreement continues with respect to the Fund until October 31, 2018 and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and (2) by the vote of a majority of the Trustees or by a majority vote of the outstanding shares in the Fund (as defined by the 1940 Act). The Sub-Advisory Agreement is subject to termination, without penalty, with respect to the Fund by the Trustees, or by a majority vote of the outstanding shares of the Fund (as defined by the 1940 Act), by NBIA on not less than 30 nor more than 60 days’ prior written notice to the Fund.  Green Court is permitted to terminate the Sub-Advisory Agreement on 60 days’ prior written notice to the Fund and NBIA. The Sub-Advisory Agreement also terminates automatically with respect to the Fund if it is assigned or if the management agreement between NBIA and the Trust terminates with respect to the Fund.
BOARD CONSIDERATIONS

At a meeting held on March 29-30, 2017, the Board of the Trust, including the Trustees who are not “interested persons” of NBIA (including its affiliates), Green Court or the Trust (“Independent Fund Trustees”), evaluated and approved the Sub-Advisory Agreement between NBIA and Green Court. Representatives of NBIA informed the Board that, if approved by the Board, the Sub-Advisory Agreement would be effective with the closing of the Transaction. Throughout the process, the Independent Fund Trustees were advised by counsel that is experienced in 1940 Act matters and that is independent of NBIA (“Independent Counsel”).

The Board noted that NBIA and the Fund had obtained from the SEC an exemptive order that permitted NBIA to add or replace subadvisers to the Fund without a shareholder vote, provided the Independent Trustees approve the new subadviser and certain other steps are taken, and the Board was advised that those steps had been taken. The Board also noted that NBIA, pursuant to its agreement with the Fund and related subadviser oversight policies and procedures approved by the Board, is responsible for overseeing the new subadviser.

In evaluating the Sub-Advisory Agreement, the Board, including the Independent Fund Trustees, reviewed materials provided by Green Court in response to questions submitted by the Independent Fund Trustees, Independent Counsel, and NBIA, and met with senior representatives of NBIA regarding Green Court’s personnel, operations and financial condition as they relate to the Fund.

The Board received and considered information regarding the nature, extent and quality of the services to be provided to the Fund by Green Court under the Sub-Advisory Agreement. The Board received information about the Transaction and noted that NBIA believed it would be in the Fund’s best interest to retain Green Court as the subadviser to the Fund to ensure continuity of management for the Fund. The Board considered that the Transaction would not result in any change in the investment philosophy and process that had been used in managing the Fund. The Board considered the experience and staffing of the portfolio management and investment research personnel of Green Court who would perform services for the Fund, as well as the resources available to it, noting that the same portfolio management team would continue managing the Fund. The Board considered that, as compared to its peer group, the Fund's performance was higher than the median for the 3-year period but lower for the 1-year period. The Board also considered that, as compared to its benchmark, the Fund's performance was higher for the 3-year period but lower for the 1-year period. The Fund was launched in 2013 and therefore does not have 5 or 10-year performance. The Board reviewed the performance for accounts managed by the NB Asia team that would be moving to Green Court that were substantially similar in strategy to the strategy Green Court will use for the Fund, noting that the accounts may not be subject to the same 1940 Act restrictions as the Fund. The Board considered the policies and practices regarding brokerage and allocation of portfolio transactions of Green Court and noted that NBIA would monitor the quality of the execution services provided by Green Court.

The Board also reviewed whether Green Court would use brokers to execute transactions for the Fund that provide research and other services to Green Court, and the types of benefits potentially derived from such services by Green Court, the Fund and other clients of Green Court. The Board also considered the compliance programs of Green Court and the compliance history of Green Court personnel when they were employed by NB Asia, including the Fund’s Chief Compliance Officer’s and NBIA’s assessment of the compliance programs of Green Court. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Green Court, and reviewed information regarding its financial condition and any conflicts of interest in managing the Fund.

With respect to the overall fairness of the Sub-Advisory Agreement, the Board had previously considered the Fund’s fee structure as compared to a peer group of comparable funds and any fall-out benefits likely to accrue to NBIA or its affiliates. The Board considered an estimate of the costs of the services to be provided and the estimated profit or loss that would be realized by NBIA as a result of utilizing Green Court as a subadviser to the Fund.  The Board compared the fees to be charged by Green Court for another collective product managed in a similar style to the proposed subadvisory fees for Green Court at various asset levels. The Board considered the appropriateness and reasonableness  of the subadvisory fees charged for the Fund and such other product and determined that the fees were  appropriate in light of the management and other services provided. The Board noted that the subadvisory fee increases beyond a certain asset level, reportedly because of capacity constraints, but considered that NBIA, and not the Fund, pays the fee to Green Court and therefore the fees charged by Green Court will not change the overall expenses of the Fund. The Board also considered whether there are other business arrangements between NBIA and Green Court that could give rise to potential conflicts and noted that NBG, the parent company to NBIA, retains an ongoing passive minority ownership stake in Green Court.  The Board further considered that other than NBG, all equity in Green Court is owned by Green Court personnel.  It considered whether the Sub-Advisory Agreement will or should provide for breakpoints in the fees and, as a general matter, the way in which any such breakpoints should factor into the fees paid by the Fund.

Conclusions as to Sub-Advisory Agreement

In approving the Sub-Advisory Agreement, the Board concluded that the terms of the Sub-Advisory Agreement are fair and reasonable and that approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. In reaching this determination, the Board considered that Green Court could be expected to provide a high level of service to the Fund; that Green Court’s fees appeared to the Board to be reasonable given the nature and quality of services expected to be provided and the markets in which Green Court operates; and that the expected benefits accruing to Green Court and its affiliates and NBIA and its affiliates by virtue of their relationship with the Fund were reasonable in light of the expected costs of providing the subadvisory services and the expected benefits accruing to the Fund. The Board’s conclusions may be based in part on its consideration of materials prepared in connection with the approval of the previous subadvisory agreement in prior years and on the Board’s ongoing regular review of Fund performance and operations throughout the year, in addition to material prepared specifically for the most recent review of the previous subadvisory agreement and the review of the Sub-Advisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND
Portfolio Transactions
To the extent permitted by law and in accordance with procedures established by the Board, affiliates of NBIA or Green Court are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the fiscal period ended August 31, 2016, the Fund did not pay any brokerage commissions to Affiliated Brokers.
Control Persons and Principal Holders
As of June 30, 2017, the following are all of the beneficial and record owners of five percent or more of each class of the Fund. Except where indicated with an asterisk, the owners listed are record owners. These entities hold these shares of record for the accounts of certain of their clients and have informed the Fund of their policy to maintain the confidentiality of holdings in their client accounts, unless disclosure is expressly required by law.
Class	Name and Address	Percent Owned
Neuberger Berman Greater China Fund Class A	CHARLES SCHWAB & CO INC ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	18.00%
Neuberger Berman Greater China Fund Class C	NFS LLC FEBO DAVID LENEMAN TOD BENEFICIARY ON FILE LOS ANGELES CA 90024-5766	56.43%

Class	Name and Address	Percent Owned
	NFS LLC FEBO NEUBERGER BERMAN GROUP LLC 1290 AVE OF THE AMERICAS 22ND FL ATTN: JIM DEMPSEY NEW YORK NY 10104-0002	31.36%
	LPL FINANCIAL 4707 EXECUTIVE DR SAN DIEGO CA 92121-3091	5.56%
	NFS LLC FEBO FMTC CUSTODIAN - ROTH IRA FBO JOHN DAVID SWIFT ROSWELL GA 30075-1260	5.28%
Neuberger Berman Greater China Fund Institutional Class	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 4TH FL 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	9.51%
	CHARLES SCHWAB & CO INC ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105-1905	8.10%
	BAND & CO C/O US BANK NA PO BOX 1787 MILWAUKEE WI 53201-1787	6.78%

As of June 30, 2017, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.
Outstanding Shares
There were 6,656,207.07 Institutional Class shares, 658,637.09 Class A shares, and 658,637.09 Class C shares of the Fund issued and outstanding as of June 30, 2017.
Document Delivery.  Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary.  To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 1290 Avenue of the Americas, New York, NY 10104 or 1-800-877-9700.
S0150 07/17